Exhibit 10.26

SHARE PURCHASE AND SALE AGREEMENT

of

SMA INDÚSTRIA QUÍMICA S.A.

entered into by and among,

on one side,

SÃO MARTINHO S.A.

as Seller and,

on the other side,

AMYRIS BRASIL LTDA.

as Purchaser

and, as intervening consenting party,

SMA INDUSTRIA QUÍMICA S.A.

And

AMYRIS INC.

Dated August 31st, 2015

SHARE PURCHASE AND SALE AGREEMENT

THIS SHARE PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of this August 31, 2015, by and between:

On one side, as seller:

1.            SÃO MARTINHO S.A., Brazilian corporation, headquartered at Fazenda São Martinho, in the City of Pradópolis, State of São Paulo, enrolled with the Brazilian Taxpayer’s Registry (“CNPJ/MF”) under nº , herein represented in accordance with its By-laws (hereinafter referred to as “Seller”);

On the other side, as purchaser:

2.            AMYRIS BRASIL LTDA., Brazilian limited company, headquartered at Rua James Clerk Maxwell, 315, Techno Park, in the City of Campinas, State of São Paulo, Brazil, enrolled with CNPJ/MF under nº , herein represented in accordancy with its By-laws (hereinafter referred to as “Purchaser”);

(Seller and Purchaser jointly referred to as “Parties” and, individually and generally referred to as “Party”)

And, as intervening consenting party:

3.            SMA INDÚSTRIA QUÍMICA S.A., a Brazilian corporation, headquartered at Fazenda São Martinho, s/n, in the City of Pradópolis, State of São Paulo, enrolled with CNPJ/MF under nº , herein represented in accordance with its By-Laws (“Company”).

4.            AMYRIS INC., a company duly organized and existing in accordance with the laws of the State of Delaware, United States of America, with its principal place of business at 5885 Hollis Street, Suite 100, Emeryville, State of California, herein represented in accordance with its By-Laws  (hereinafter referred to as “ABI”).

RECITALS

WHEREAS, the Parties and ABI formed a joint venture (“JV”) to construct and operate the first manufacturing facility site in Brazil for the production of renewable products using Amyris technology;

WHEREAS to carry out the objective of the JV, the Parties and ABI agreed to form and organize the Company, which is a corporation (sociedade anônima) with a capital stock in the amount of R$ 100.000,00 (one hundred thousand reais), fully paid-up, divided into one hundred thousand (100.000) ordinary shares no par value;

WHEREAS, the Company is still non operational and the Parties have not reached an agreement with respect to the viability of the JV;

WHEREAS, as a consequence, Seller have exercised its right to terminate the JV and to sell to Purchaser its equity participation in the Company.

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NOW, THEREFORE, in consideration of the respective covenants and agreements set forth herein, the Parties hereto agree as follows:

Section 1

Definitions and Interpretation

1.1.    Interpretation. In this Agreement, except to the extent specifically provided otherwise:

(i)	“or” is not exclusive (unless the context implies otherwise);

(ii)	“including” means “including” without limitation;

(iii)	terms defined in the singular have the same meanings when used in the plural and vice versa;

(iv)	words importing any gender include the other gender;

(v)	references to statutes or regulations include all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to;

(vi)	a reference to any Person includes such Person's successors and permitted assignees;

(vii)	any reference to “days” means calendar days unless Business Days are expressly specified; references to “calendar” means the Gregorian calendar;

(viii)	the Schedules identified in this Agreement are incorporated herein by reference and made a part hereof for all purposes; and

(ix)	the headings herein are for convenience only, do not constitute a part of this Agremeent and shall not be deemed to affect or limit any of the provisions hereof.

1.2.    Definitions. The following terms and expressions shall have the following meanings when used in this Agreement and not expressly or contrary defined in the body of this instrument:

“ABI”	shall have the meaning set forth in the Preamble.
“Affiliate”	means any Person that, directly or indirectly, through one or more Persons, Controls, is Controlled by or is under common Control with such Person.
“Agreement”	means this Share Purchase and Sale Agreement.
“Antitrust Authority”	shall have the meaning set forth in Section 9.1.
“Arbitration Chamber”	shall have the meaning set forth in Section 10.2.
“Arbitration Panel”	shall have the meaning set forth in Section 10.3.

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“Arbitration Rules”	shall have the meaning set forth in Section 10.2.
“Assets”	means all assets, rights, machineries, equipments and other goods used or held by the Company, , except for the foundation of the plant located at the Property.
“Business Day”	means any day that is not a Saturday, a Sunday or a day on which commercial banks in the City of São Paulo, State of São Paulo, are obliged or authorized by law to remain closed or any day in which such banks are closed as the result of a strike.
“Claim”	means any action, judicial, arbitral, or administrative proceeding, claim, demand, order, judicial or extrajudicial notification, claim, notice of infraction, notice of breach or violation, investigation, collection notice, procedure, or judicial or administrative inquiry, brought or made against any of the Parties, ABI and the Company.
“Closing”	shall have the meaning set forth in Section 3.1.
“Closing Date”	shall have the meaning set forth in Section 3.1.
“Company”	shall have the meaning set forth in the Preamble.
“Confidential Information”	shall have the meaning set forth in Section 8.1.1.
“Control”	means, when used with respect to any Person (“Controlled Person”), (i) the power, held by another Person, alone or together with other Persons bound by a voting or similar agreement (each a “Controlling Person”), to elect, directly or indirectly, the majority of the senior management and to establish and conduct the policies and management of the relevant Controlled Person, whether individually or jointly with Affiliates of the Controlling Person(s); or (ii) the direct or indirect ownership by a Controlling Person and its Affiliates, alone or together with another Controlling Person and its Affiliates, of at least fifty percent (50%) plus one (1) share/quota representing the voting stock of the Controlled Person. Terms derived from Control, such as “Controlled”, “Controlling” and “under common Control” shall have a similar meaning to Control.
“Defense”	shall have the meaning set forth in Section 7.5.1.

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“Direct Claim”	shall have the meaning set forth in Section 7.3.
“Direct Claim Notice”	shall have the meaning set forth in Section 7.3.
“Dispute”	shall have the meaning set forth in Section 10.2.
“First Amendment to the Share Service Agreement”	means the First Amendment to the Share Service Agreement entered by and between the Parties, ABI and the Company on the date hereof.
“Governmental Authorization”	means any approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, whether public or private granted or given by any Government Entity or any person.
“Government Entity”	means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, multi-national or other supra-national, national, federal, regional, state or local or any agency, instrumentality, authority, department, commission, board or bureau thereof, or any arbitral body, court, tribunal or in Austria, Brazil or in any other jurisdiction.
“Indemnified Party”	shall have the meaning set forth in Section 7.3.
“Indemnifying Party”	shall have the meaning set forth in Section 7.3.
“JV”	shall have the meaning set forth in the Preamble.
“Law”	means any and all applicable laws, regulations, statutes and ordinances of any nation or state, or any political subdivision thereof, and all Orders and decisions of courts having the effect of law in any such jurisdiction.
“Liens”	means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, usufruct, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, tag along right, preventive recordation, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership or possession of a certain right, property or asset.
“Losses”	include, without limitation, any and all loss suffered, directly, liabilities, constrictions, contingent liabilities, costs, fines, penalties and expenses, including interest, adjustment for inflation, court costs, deposits and guarantees, reasonable expenses of defense or

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remediation, reasonable and necessary consulting, accounting or other expert fees in connection with any defense, response or remediation and reasonable attorneys’ fees and expenses, actually incurred or suffered by an Indemnified Party and/or the Company and arising from a final court decision or arbitration award (not subject to any appeal).
“Order”	means any award, decision, judgment, writ, decree, injunction or similar order or binding act (in each case whether preliminary or final) issued by any court, arbitral panel or Government Entity in the relevant jurisdiction.
“Organizational Documents”	means, with respect to any Person, its memorandum of association, articles of incorporation, certificates of incorporation, by-laws (estatuto social), articles of association (contrato social), shareholders agreement, partnership agreements, joint venture or other agreements, instruments or documents, individually or collectively, pursuant to which such Person is established or organized, and that govern the internal affairs of such Person, as such documents may be amended from time to time.
“Parties”	shall have the meaning set forth in the Preamble.
“Person”	means any individual, legal entity, company, joint venture, trust, investment fund, unincorporated entity or any other entity, including governmental authorities.
“Purchase Price”	shall have the meaning set forth in Section 2.2.
“Purchased Shares”	shall have the meaning set forth in Section 2.1.
“Purchaser”	shall have the meaning set forth in the Preamble.
“Purchaser Indemnified Parties”	shall have the meaning set forth in Section 7.1.
“Property”	means the real property owned by Seller and rented by the Company to carry out its objectives.
“Related Parties”	shall have the meaning set forth in Section 8.1.
“Rental Agreement”	means the Rental Agreement entered into by and between the Company and Seller on May 01st, 2010, through which it was agreed the lease by the Seller to the Company of the Property.
“Second Amendment to the Rental Agreement”	means the Second Amendment to the Rental Agreement executed by and between the Parties, ABI and the Company on the date

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hereof.
“Seller”	shall have the meaning set forth in the Preamble.
“Seller’ Indemnified Parties”	shall have the meaning set forth in Section 7.2.
“Termination Agreement”	means the Termination Agreement executed by and between the Parties, ABI and the Company on the date hereof.
“Third Party Claim”	shall have the meaning set forth in Section 7.4.
“Transaction”	means the signing and delivery of the Transaction Agreements and all of the transactions contemplated by the respective Transaction Agreements, including: (i) the sale of the Purchased Shares by the Seller to the Purchaser in accordance with this Agreement; and (ii) the performance by the Seller and the Purchaser of their respective obligations under the Transaction Agreements and the exercise by the Seller and the Purchaser of their respective rights under the Transaction Agreements.
“Transaction Agreements”	means the following agreements: (a) this Agreement; (b) the Termination Agreement; (c) Second Amendment to the Rental Agreement; (d) the minutes of Shareholders Meeting and Board of Directors Meeting of the Company approving the agenda mentioned in Sections 3.2.(ii) and 3.2.(iii); and (e) the First Amendment to the Share Services Agreement.

1.3.    Negotiation. The Parties hereto, each represented by legal counsel, have negotiated this Agreement, which is not an adhesion contract.

Section 2

Purpose of the Agreement

2.1. Sale and Purchase. On the date hereof, the Seller hereby agrees to sell, transfer and deliver to the Purchaser, and the Purchaser hereby agrees to acquire and accept from the Seller fifity thousand (50.000) shares (i.e., the entire and total number of shares owned by the Seller) issued by the Company free and clear of any and all Liens, corresponding to fifty percent (50%) of the capital stock of the Company (“Purchased Shares”), together with all rights inherent thereto.

2.1.1. With the closing of this Transaction, Purchaser hereby represents that it will be the owner of shares representing 100% of the capital stock of the Companyfree and clear of any and all Liens.

2.1.2. On the Closing Date, the Purchased Shares will be transferred to the Purchaser free and clear of any and all Liens with everything they represent (including any right to dividends pending payment by the Company and respective equity interest in the Company).

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2.2. Purchase Price. The purchase price to be paid by the Purchaser to Seller for the Purchased Shares is R$ 50.000,00 (fifty thousand reais) (“Purchase Price”).

2.3. Payment of the Purchase Price. The Purchase Price shall be paid by Purchaser to Seller by bank wire transfer in immediately available funds to the following account: .

2.4. Receipt, Release and Discharge. Proof of deposit of the amounts contemplated in this Section 2 shall serve as a receipt for all legal purposes and effects, and constitute full, general and irrevocable release and discharge granted by the Seller in favor of the Purchaser, with waiver of all claims the Seller may have with respect to the (i) amount reflected in the proof of deposit and (ii) any claim in relation to the purchase price, its share value and the ful control of the company.

Section 3

Closing

3.1. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place no later than five (5) days after the approval of the Antitrust Authority, as set forth in Section 9.1 of this Agreement, on the same location of the execution of this Agreement or at any other place and time mutually agreed by the Parties (the “Closing Date”). All transactions and other actions taken, and all documents delivered, at the Closing will be deemed to occur simultaneously as of the close of business of this date.

3.2. The following documents shall be executed by the Parties, ABI and/or the Company, as applicable, on the Closing Date:

(i)	Minutes of Shareholders Meeting of the Company (i) approving the transfer of the headquarter of the Company to other location; (ii) approving the change in the Company’s corporate name; (iii) acknowledging the resignation of the members of the Board of Directors and of the Executive Committee appointed by Seller; and (iv) appointing the members of the Board of Directors of the Company that shall replace the members that have resigned, substantially in the form attached hereto as Schedule 3.2(i);

(ii)	Minutes of Board of Directors Meetings of the Company appointing the new member of the Executive Committee of the Company, substantially in the form attached hereto as Schedule 3.2(ii);

(iii)	Resignation Letter of the members of the Board of Directors and Executive Committee of the Company appointed by Seller;

3.3. In addition to entering into the documents set forth in Section 3.2 above, on the Closing Date:

(i)	the Seller shall transfer to the Purchaser the Purchased Shares free of all Liens, by means of signing the relevant Book of Transfer of Nominative Shares (Livro de Registro de Transferência de Ações Nominativas) of the Company;

(ii)	the legal representative of the Company shall record such transfer with the Book of Register of Nominative Shares (Livro de Registro de Ações Nominativas); and

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(iii)	the Purchaser shall transfer the Purchase Price to the Seller, in accordance with Section 2.3. above.

Section 4

Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchaser that as of the date of signing of this Agreement and the Closing Date:

4.1. Validity and Execution. The Seller has full legal right, as well as all necessary capacity and power and, where applicable, has taken all actions and approvals required to enter into, execute and deliver this Agreement, the Transaction Agreements and to fully perform its obligations hereunder and thereunder. The Seller has the unrestricted right to sell, endorse, assign and transfer the Purchased Shares pursuant to this Agreement.

4.1.1. This Agreement, the Transaction Agreements, assignments and other instruments to be executed pursuant to the Transaction are valid, binding and enforceable obligations of the Seller who is the sole lawful owner and holder of the Purchased Shares by good, valid and transferable title, free and clear of any Liens.

4.2. Governmental Approvals and Notifications. Except for the approval of the Antitrust Authority, pursuant to Section 9.1 below, no notification, authorization, consent, approval, license, exemption of, or filing or registration with, any Government Entity in Brazil is or will be necessary for the execution of the Agreement, the other Transaction Agreements, and for the performance by the Seller of its obligations under this Agreement or any other Transaction Agreements.

4.3. No Conflict or Violation. Except for the approval of the Antitrust Authority, pursuant to Section 9.1 below, the signing, formalization, delivery and/or performance of this Agreement and the other Transaction Agreements to which the Seller is a party, the consummation of the Transaction, the fulfillment of the terms hereof and thereof, and the compliance with any of the provisions hereof and thereof do not and will not:

(i)	conflict with or result in a breach or violation of the Organizational Documents of the Company; and

(ii)	conflict with or violate any Order or Brazilian Law applicable to the Seller or any of its properties or assets.

4.4. Litigation. There is no Claim or action or proceeding (before or by any court, tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other Governmental Authority) pending or, to the best knowledge of the Seller, threatened against or affecting the Seller the outcome of which would in any manner impair the ability of the Seller to perform its obligations under this Agreement or any other Transaction Agreements.

4.5. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, the Seller makes no other express or implied representation or warranty with respect to the Seller or to the Company.

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Section 5

Representations and Warranties of the Purchaser and ABI

The Purchaser and ABI hereby jointly represent and warrant to the Seller that as of the date of signing of this Agreement and the Closing Date:

5.1 Organization. Purchaser is a limited company duly organized, validly existing and in good standing under the Laws of Brazil. ABI is a corporation orgazined, validly existing and in good standing under the Laws of Delaware, United States of America.

5.2. Corporate Actions. The Purchaser and ABI have the full legal right, as well as all necessary capacity and power as a legal entity, and have taken all actions and approvals required to enter into, execute and deliver this Agreement and the Transaction Agrements, as well as to fully perform their obligations hereunder and thereunder.

5.2.1. The Transaction has been duly approved by the directors, officers and/or managers of the Purchaser and ABI, as applicable, and there is no other corporate action or authorization required to enter into and to perform the Transaction and the obligations hereunder. The Purchaser and ABI have all requisite power to own and hold their assets, as well as to carry out their activities as they are currently carried out.

5.2.2. The legal representatives of the Purchaser and of ABI executing this Agreement have all required powers for that purpose and, therefore, this Agreement, the other Transaction Agreements and each one of the other agreements and instruments executed by the Purchaser and ABI in connection with this Agreement and the remaining Transaction Agreements, are valid and binding obligations of the Purchaser and of ABI, enforceable against them in accordance with their terms.

5.3. Governmental Approvals and Notifications. Except for the approval of the Antitrust Authority, pursuant to Section 9.1, no notification, authorization, consent, approval, license, exemption of, or filing or registration with, any court, tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other Governmental Authority in Brazil, in United States of America or in another country, is or will be necessary for the execution of this Agreement, the other Transaction Agreements, and for the performance by the Purchaser or by ABI of their obligations under this Agreement or any Transaction Agreements.

5.4. No Conflict or Violation. Except for the approval of the Antitrust Authority, pursuant to Section 9.1 below, the signing, formalization and performance of this Agreement and the other Transaction Agreements to which the Purchaser and ABI are parties, the consummation of the Transaction, the fulfillment of the terms hereof and thereof, and the compliance with any of the provisions do not and will not:

(i)	conflict with or result in a breach or violation of the Purchaser’s and ABI’s Organizational Documents; and

(ii)	conflict with or violate any Order or Law applicable to the Purchaser or to ABI or any of their properties or assets.

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5.5. Litigation. There is no Claim or action or proceeding (before or by any court, tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other Governmental Authority) pending or, to the best knowledge of the Purchaser and ABI, threatened against or affecting the Purchaser or ABI, the outcome of which would in any manner impair the ability of the Purchaser and/or ABI to perform their obligations under this Agreement and the other Transaction Agreements.

5.6. Financial Strength. The Purchaser has the financial strength and resources to enter into this Agreement and to consummate the transactions contemplated herein, under the terms and conditions provided for in this Agreement.

5.7. Condition of the Company. Purchaser and ABI hereby represent that they have joint Control of the Company and effective partipate in the Company’s management and, as a consequence, are fully aware of the current condition (including, without limitation, the business, financial, solvency, accounting, fiscal, legal condition) of the Company, acquiring the Purchased Shares on an “as is” basis.

Section 6

Other Covenants

6.1. Transfer of Assets. The Purchaser and ABI hereby undertake to transfer the Assets located in the Property to other location within twelve (12) months as of the Closing Date. Purchaser shall within thirty (30) days as of the Closing Date, provide to Seller a time table of the transfer of the Assets, evidencing the measures to be taken in order to transfer the Assets within such 12-months term. In case the Purchaser and ABI do not comply with their obligation set forth in this Section 6.1, the Purchaser, ABI and the Company shall be subject to a penalty of R$ 1.500,00 (one thousand and five hundred reais) per day, without prejudice to the rental amount owed by the Company to the Seller and to any other measure that may be taken by Seller to guarantee the compliance by Purchaser and ABI of their obligation set forth herein.

6.1.1. In case Purchaser and ABI do not comply with their obligation of transfer of the Assets located in the Property, pursuant to Section 6.1 above, without prejudice to any other right of Seller, including the daily penalty set forth in Section 6.1 above, Seller shall have the right to take all measures necessary to transfer the Company’s Assets to other location (a deposit or the Company’s new headquarter) and Purchaser, ABI and the Company shall be responsible for all costs and expenses arising therefrom.

6.1.2. For sake of clarity, following Purchaser’s request, the foundation of the work site located at the Property shall not be transferred by the Purchaser, ABI and the Company to other location and no payment from either Party shall be due with respect to that.

6.2. Rental Agreement. The Parties, the Company and ABI expressly acknowledge that the lease provided for in the Rental Agreement, as amended, was agreed to by the Parties, the Company and ABI in light of the JV and the Parties agreed to amend the term of the rental to twelve (12) months as of the Closing Date in order to allow the Company to transfer its Assets to other location. In this regard, the Parties hereby declare and agree that the lease contained in the Rental Agreement, as amended, will under no circumstances be subject to any renewal rights.

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6.3. Purchaser, ABI and the Company shall, within forty five (45) days as of the Closing Date, update and/or cancel, as applicable, the Company’s register with the proper Governmental Authorities (including but not limited to Federal Revenue, State Reventue, Municipality, Cetesb) due to the transfer of the Company’s headquarter to other location.

Section 7

Indemnification

7.1. Indemnification by the Seller. The Seller shall indemnify Purchaser, the Company, ABI and its Affiliates (the “Purchaser Indemnified Parties”), against, and shall hold them harmless from and reimburse the same for and in respect of, any and all Losses actually suffered or incurred by the Purchaser Indemnified Parties arising out of:

(i)	any inaccuracy, error, imprecision, insufficiency, violation, or unthruth, hidden contigency or breach of any representation or warranty made by the Seller under this Agreement;

(ii)	breach or failure to perform, either total or in part, any covenant, obligation or undertaking of the Seller pursuant to this Agreement or any other Transaction Agreement;

(iii)	any obligation of Seller or any of its Affiliates (other than the Company) or any other entity in which the Seller invests or invested in, which is charged against the Purchaser Indemnified Parties, regardless if such Claim is caused by an act, fact, event or omission on, before or after the date hereof; and/or

(iv)	acts, facts, omissions related to the Company occurred on and before the Closing Date, except for Losses related to taxes due in connection with the acquisition and/or ownership of the Assets by the Company, which shall be solely and exclusively Purchaser’s responsibility/liability.

7.1.1. The Purchased Shares are being transferred to Purchaser on an “as is” basis. Therefore the Seller makes no representation or warranty to the Purchaser or ABI as to the current, past and future situation, solvency, financial, business or other condition of the Company, or as to the results of its operations, and, accordingly, Seller shall not be liable under any circumstance to indemnify or keep Purchaser Indemnified Parties harmless for and against any liabilities and obligations of any nature of the Company, whether or not reflected, provisioned or reserved on the consolidated or unconsolidated financial statements of the Company, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or determinable, disclosed or undisclosed, including those arising under or in connection with any law or order and those arising under or in connection with any contract, agreement, arrangement, commitment or undertaking or any alleged or actual violation or breach thereof.

7.2. Indemnification by Purchaser and ABI. Purchaser and ABI shall indemnify the Seller and its Affiliates (“Seller’s Indemnified Parties”) against, and shall hold them harmless from and reimburse the same for and in respect of, any and all Losses actually suffered or incurred by the Seller’s Indemnified Parties arising out of:

(i)	any breach or inaccuracy of representations or warranties of Purchaser and/or ABI made in this Agreement or in any other Transaction Agreement;

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(ii)	any breach of or failure to perform, in total or in part, any covenant, undertaking or obligation of Purchaser, ABI or the Company pursuant to this Agreement or any other Transaction Agreement;

(iii)	any obligation of Purchaser, ABI or any of its Affiliates or any other entity in which the Purchaser or ABI invests or invested in, which is charged against the Seller’s Indemnified Parties, regardless if such Claim is caused by an act, fact, event or omission on, before or after the date hereof;

(iv)	use of the Property by the Company and the removal of the Assets by Purchaser from the Property; and/or

(v)	acts, facts, omissions related to the Company occurred on, before or after the Closing Date

7.3. Procedure for Direct Claims. In the event any Seller Indemnified Party or Purchaser Indemnified Party (“Indemnified Party”) shall have a claim against the other Party (“Indemnifying Party”) pursuant to Sections 7.1 and 7.2 (“Direct Claim”), the Indemnified Party shall give written notice thereof to the Indemnifying Party (“Direct Claim Notice”), provided that in case of a Third Party Claim Section 7.4 shall apply.

7.3.1. The Indemnifying Party shall, within fifteen (15) days of the receipt of the Direct Claim Notice, reply in writing to the Indemnified Party informing whether they disagree (in which case the matter may be submitted to arbitration, pursuant to Section 10) or agree with the Direct Claim Notice and, in this latter case, if they will (i) remedy the default within the cure period of fourteen (14) days as from the Indemnifying Party’s acceptance; or (ii) indemnify the Indemnified Party for the Losses pursuant to Sections 7.5 et seq.

7.3.2. If the Indenfying Party decides on curing the default pursuant to Section 7.3.1(i), the Indemnified Party shall allow access to them and/or their representatives during normal business hours (provided such access does not adversely impact the activities of the Indemnified Party) to the records, documents and information necessary therefore.

7.4. In no event will any Indemnifying Party be liable for any indirect, special, incidental, consequential, loss of profits, loss of revenues/profits (i.e., lucros cessantes) or punitive damages, arising out of (i) the JV, (ii) this Agreement and (iii) Transaction Agreements.

7.5. Procedure for Third Party Claims. For the purposes of this Section 7.5, any and all claims or demands brought by a third party which may give rise to a Loss will be hereinafter referred to as “Third Party Claim”.

7.5.1. The Indemnified Party shall give the Indemnifying Party written notice within one third (1/3) of the period allowed for filing of a defense or applicable measure against such claim (the “Defense”), if the period for presentation of the Defense is five (5) business days or less, the notice referred to herein shall be given no later than after the lapse of half said period. lf, within this period, the Indemnified Party fails to give notice to the Indemnifying Party, the Indemnifying Party shall be free from any liability for the Losses with respect to such Third Party Claim only to the extent that the Indemnifying Party's ability to raise a Defense against the Third Party Claim is damaged or negatively affected by such failure to timely notify.

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7.5.2. Defense of Third Party Claims. In the event of a Third Party Claim, the Indemnifying Party may, at its sole discretion:

(i)	and at its own expense, assume the Defense and retain attorneys to follow up on behalf of the Company, provided, however, that such assumption of a Defense shall not jeopardize or endanger the business of the Indemnified Party in which case the Indemnified Party, acting reasonably, may request that the Defense is handled and controlled by the Indemnified Party. In such event, the Indemnifying Party shall keep the Indemnified Party at all times fully informed of the development of the case.

(ii)	decide not to assume the Defense, in which case the Indemnified Party may opt for assuming such Defense and, if so, shall keep the Indemnifying Party periodically informed about the development of the case. Regardless of whether the Indemnified Party assumed or not the Defense in this case, this shall in no way cause any prejudice to the Indemnifying Party’s obligation to indemnify for any Losses in connection with the respective Third Party Claim, pursuant to this Section 7

7.5.3. The Indemnifying Party shall notify the Indemnified Party, prior to the end of two thirds (2/3) of the total period for Defense, about which of the alternatives set forth above they decided to choose. If the time available to present a Defense is five (5) days or less, said notification must be within two (2) Business Days from the date of the notification referred to in Section 7.5.1.

7.5.4. If the continued Defense of any Third Party Claim depends upon prompt disbursement of funds to cover deposits in the judicial or administrative sphere, the Indemnifying Party shall advance such funds to the Indemnified Party, within the due term, provided that the Indemnifying Party received a copy of the decision obliging such deposit. If the Indemnifying Party fail to advance the amount due on the terms hereunder, the Indemnified Party shall advance the relevant amount which shall be subject to interest at a rate of 12% per year, calculated pro rata temporis over the amount duly adjusted in accordance with the variation of the IPCA rate from the due date up to the date of full payment thereof. If the Third Party Claim with respect to which the deposit was made is decided favorably to the Indemnified Party, the latter shall, within five (5) days as of the date in which the funds related to the court deposit are available, return the relevant amount, adjusted according to the variation of IPCA rate, directly to the Indemnifying Party’s accounts informed in writing at the time. The Indemnified Party shall be subject to the same consequences described herein in case it fails to return the amount due to the Indemnifying Party within the prescribed term.

7.5.5. Without detriment to the aforementioned, in case the Indemnified Party suffers any constraint on its Assets or in part of any of the Assets by virtue of a Third Party Claim (including, in particular, penhora on line over its bank account), it may notify the Indemnifying Party thereof, who shall immediately grant a substitute guarantee or liquidate the amounts under discussion, so as to ensure that the relevant constrain is cancelled as soon as possible.

7.5.6. The Indemnifying Party may execute (or irreversibly commit to enter into) any settlement, transaction or agreement with regard to any Third Party Claim, provided that the Indemnifying Party does not assume additional obligation, responsibility or fault on behalf of the Indemnified Party and such settlement does not – within Indemnified Party’s sole discretion acting reasonably – have an adverse effect on the business of the Indemnified Party or any of its Affiliates.

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7.5.7. With respect to the Third Party Claims which Defense is conducted by the Indemnifying Party, the Indemnified Party undertakes to provide any and all information or materials as reasonably requested by the Indemnifying Party to support the Defense. The Indemnifying Party shall cause their legal counsel to send a copy of the main procedural documents to the Indemnified Party, which shall be entitled to follow up on development of the proceedings dealt with in this Section 7. The Indemnified Party may appoint, at its own expense and cost, its own counsel to follow up on the work to be conducted by the counsel selected by the Indemnifying Party for the Defense.

7.5.8. With respect to Third Party Claims which Defense is conducted by the Indemnified Party, the Indemnified Party shall (i) consult with the Indemnifying Party on the strategy of Defense; (ii) cause its legal counsels to send to the Indemnifying Party a copy of the main procedural documents, which shall be entitled to follow up on development of the proceedings regarding this Section 7; and (iii) always file all recourses and appeals provided by law, unless the Indemnifying Party agrees otherwise. The Indemnified Party shall not execute (or irreversibly commit to enter into) any settlement, transaction or agreement with regard to any Third Party Claim, without the Indemnifying Party’s approval.

7.6. Indemnity Payment.

7.6.1. Regardless of the Party conducting the Defense, the Indemnfying Party shall only be obliged to indemnify the Indemnified Party if such Parties are obliged to pay, deposit, or grant any type of guarantee for the Loss. Any amount payable to any of the Indemnifiable Parties, in connection with any Loss actually and irreversibly consummated, shall be paid to the Indemnified Parties, within thirty (30) days following receipt by the Indemnfying Party of written notice sent by the Indemnified Party of a final court decision (res judicata decision) or arbitral award, not subject to any appeal. In case the Indemnifying Party is conducting the Defense, such party shall sent to the Indemnified Party a copy of the final court decision or arbitration award, not subject to any appeal, jointly with the receipt of payment of the Loss. If the Indemnfying Party fails to pay the amount due on the terms hereunder, the outstanding and unpaid amount shall accrue (i) a ten percent (10%) default fine, and (ii) default interest at twelve (12%) per year, calculated pro rata temporis adjusted in accordance with the variation in the IGP-M, from the due date up to the date of full payment thereof.

7.6.2. The Indemnifying Party shall reimburse the Indemnified Party for any costs or expenses incurred by the Indemnified Party in connection therewith before a final court decision or arbitral award.

7.6.3. Any amounts payable to an Indemnified Party, pursuant to this Section 7, shall be increased to the extent of any Tax actually incurred by the applicable Indemnified Party resulting from the receipt of such indemnification payment (grossed up for such increase).

7.7. Obligation to Mitigate Losses/Recoveries. Any Indemnified Party must always seek to mitigate any Loss which it may incur. If the Indemnifying Party pays the Indemnified Parties for any Loss and the Indemnified Parties subsequently and actually recovers any amount related to the matter giving rise to the Loss from any other person, the Indemnified Parties must within thirty (30) days reimburse the Indemnifying Party for the value of the Loss recovered from said person.

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Section 8

Confidentiality

8.1. Confidentiality. Each Party, the Company and ABI, for itself and its Affiliates, officers, directors, employees, agents, advisors and contractors (the “Related Parties”), undertakes to keep any and all Confidential Information strictly confidential and not to disclose to any Person, at any time or in any manner, directly or indirectly, any or all of such Confidential Information, except if:

(i)	a prior written consent to the disclosure is obtained from the other Party;

(ii)	the relevant information is or becomes generally available to the public other than as a result of a breach of these confidentiality provisions through any disclosure or other action or omission by the Party or any of its Related Parties;

(iii)	the information was independently acquired or developed by the Party or any of its Related Parties without violating any of its obligations hereunder;

(iv)	the information is required to be disclosed under applicable Laws or Order binding upon the relevant Party and/or rules and regulations of any security exchange, provided that, whenever reasonably practicable and lawful, such Party consults with the other Parties before the disclosure; and/or

(vi)	the information is required to be disclosed by the Party (or by a third party) as a defense under a Claim, lawsuit, proceeding or investigation brought by a Government Entity against such Party (or third party).

8.1.1. For purposes of this Agreement, “Confidential Information” shall mean (i) all and any information and documents exchanged and disclosed between the Parties, the Company and ABI during the term of the JV; and (ii) the Transaction hereunder and all information, materials and documents related thereto (including this Agreement and the other Transaction Agreements), whether written, oral, electronic or otherwise, obtained or received by the Parties.

8.1.2. In case of breach by any Party or the Company or ABI of the confidentiality obligation mentioned above, the breaching party shall indemnify the non-breaching party (the Purchaser, the Company, ABI and the Seller, as applicable) for any Loss incurred or suffered as a result of breach of the confidentiality obligation set forth herein.

8.2 The Parties agree to announce the closing of the Transaction (i.e., including “Fato Relevante”)  to the market on the Closing Date (and not before the Closing Date), unless an announcement is required before such date by any governmental or regulatory authority, in which case such required announcement may be made (only to the extent required) before the Closing Date. Without prejudice of the above, the Parties shall be free to respond to and/or clarify, at any time before the Closing Date, questions and/or inquiries made by investors, stockholders and other third parties, in connection with the matters hereto provided that the information to be disclosed to such third parties shall be limited to the content of the announcement made by Seller on July 1st, 2015 and to the fact that no new agreement has been reached between the Parties following such announcement. The Parties agree that, for confidential reasons, no further disclosure shall be made at this moment.

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Section 9

Antitrust Approval

9.1. The Parties shall, within forty five (45) days as of this date, submit the Transaction contemplated herein to the approval of the Brazilian antitrust authority (“Antitrust Authority”).

9.2. The Parties shall coordinate the submission and monitoring of the respective approval request before the Antitrust Authority, and both parties shall fully cooperate with each other throughout the process (including, without limitation, providing all the necessary documents within the time reasonably required, or within any time if so requested by the Antitrust Authority).

9.3. All costs, expenses and charges relating to the obtainment and submission of documents, collection of information, until the final decision of the Antitrust Authority, including fees and charges for submitting a notice, as well as attorney’s fees, shall be borne by the both parties equally.

9.4. If the Antitrust Authority impose any restriction on the Transaction, such restriction shall not invalidate it as whole, and all the other terms and conditions hereunder on which no restrictions have been placed by the Antitrust Authorities shall remain in full force.

Section 10

Governing Law and Dispute Resolution

10.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

10.2. Arbitration. Except for disputes regarding obligations that admit, forthwith, judicial execution, the Parties undertake to endeavor best efforts to amicably resolve by mutual negotiation any disputes arising from or related to this Agreement and/or its Exhibits/Schedules and/or related thereto, including but not limited to any issues relating to the existence, validity, effectiveness, termination or contractual performance (“Dispute”). In case such mutual agreement is not reached, any Dispute will be referred to and exclusively and finally settled by binding arbitration according to the rules (“Arbitration Rules”) of the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (“Arbitration Chamber”), which rules are deemed to be incorporated by reference to this Agreement, except as such Arbitration Rules may be modified herein or by mutual agreement by the Parties.

10.3. Arbitral Tribunal. The arbitration will be settled before a panel of three arbitrators. One arbitrator and relevant alternate will be appointed by Seller, another arbitrator and relevant alternate will be appointed by Purchaser. Should any Party fail to appoint its arbitrator and/or its alternate within fifteen (15) days from the date of receipt of the notice of service from the Arbitration Chamber, the president of the Arbitration Chamber will appoint such arbitrator and relevant alternate within the following fifteen (15) days. The third arbitrator will be appointed jointly by such two arbitrators within thirty (30) days of the latest appointment; such third arbitrator will act as the president of the arbitration panel (“Arbitration Panel”). In the event the arbitrators fail to reach, within the 30-day period mentioned above, a mutual understanding over the appointment of the president of the Arbitration Panel, the president of the Arbitration Panel will be appointed according to the rules of the Arbitration Chamber.

10.4. Restraints. In no event will any member of the Arbitration Panel be a current or former employee, agent, officer or director of any Party or any of their respective Affiliates.

10.5. Place of Arbitration. The seat of the arbitration shall be the City of São Paulo, State of São Paulo, Brazil, where the arbitration award will be rendered. Any acts may be practiced by the Parties, witnesses, expert witnesses and Arbitration Panel in any place agreed upon by the Parties, regardless of the seat of arbitration.

10.6. Language. The arbitration shall be conducted in Portuguese. Documentary evidence in the arbitration proceedings may be submitted in English and translation thereof will not be required.

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10.7. Binding Nature. The arbitration award shall be final, unappealable and binding on the Parties, their successors and assignees, who agree to comply with it spontaneously and expressly, waive any form of appeal, except for the scenarios set forth by the Brazilian Arbitration Law (i.e., such as article 30, 33, among others). If necessary, the arbitral award may be performed in any court which has jurisdiction or authority over the Parties and their assets. The decision will include the distribution of costs, including attorney’s fees and reasonable expenses as the Arbitration Panel sees fit.

10.8. Fine for Breach of Arbitration. The Party which, without legal support, frustrate or prevent the instatement of Arbitral Tribunal, whether by failing to adopt necessary measures within proper time, or by forcing the other Party to adopt the measures set forth in article 7 of the Arbitration Law, or yet, by failing to comply with all the terms of the arbitration award, shall pay a pecuniary fine equivalent to R$ 50,000.00 (fifty thousand reais) per day of delay, applicable, as appropriate, from (a) the date on which the Arbitral Tribunal should have been instated; or, yet, (b) the date designated for compliance with the provisions of the arbitration award, without prejudice to the determinations and penalties included in such award.

10.9. Costs. Unless otherwise ordered by the Arbitration Panel, each Party will be responsible for its respective costs and expenses incurred as a result of the arbitration (including reasonable attorney’s fees and expenses).

10.10. Exceptional Court Jurisdiction. The Parties are fully aware of all terms and effects of the arbitration clause herein agreed upon. Without prejudice to the validity of this arbitration clause, the Parties hereby elect the Judicial District of the City of São Paulo, State of São Paulo, Brazil, to the exclusion of any other courts, – if and when necessary for the sole purposes of: (a) executing obligations that admit, forthwith, judicial execution; (b) obtaining coercive or precautionary measures or procedures of a preventive, provisional or permanent nature, so as to secure the arbitration to be commenced or already in course between the Parties and/or to ensure the existence and efficacy of the arbitration proceeding; or (c) obtaining measures of a mandatory and specific nature. The Parties are entitled to directly apply for such measures before the Judicial District of the City of São Paulo, State of São Paulo only if the Arbitration Panel has not yet been established, in which case the Arbitration Panel shall, upon its establishment, acquire exclusive full and exclusive authority over such measures, including the abilities to definitively revert any partial or final judicial decision already granted over the disputed issues and to definitively rule over any request pending of judicial decision. If, however, the Arbitration Panel has already been established, the Parties shall request any such measures to the Arbitration Panel, being entitled to directly resort to the Judicial District of the City of São Paulo solely for the purposes of enforcing measures that have been granted by the Arbitration Panel and not properly complied by the other Party. The filing of any measure under this clause does not entail any waiver to the arbitration clause or to the jurisdiction limits of the Arbitral Tribunal

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10.11. Confidentiality. Any and all documents and/or information exchanged between the Parties or with the Arbitration Panel will be confidential. Unless otherwise expressly agreed in writing by the Parties or required by Law, the Parties, their respective representatives and Affiliates, the witnesses, the Arbitration Panel, the Arbitration Chamber and its secretariats shall undertake, as a general principle, to keep confidential the existence, content and all awards and decisions relating to the arbitration proceeding, together with all the material used therein and created for the purposes thereof, as well as other documents produced by the other Party during the arbitration proceeding which are not otherwise in the public domain – except if and to the extent that such disclosure is required from one of the Parties pursuant to Law.

10.12. The Company and ABI expressly bind themselves to this arbitration agreement for all purposes provided for in this Agreement and in Law.

Section 11

Miscellaneous

11.1. Notices and Comunications. Any notices, claims, demands and other communications required or permitted hereunder shall be made in writing, and shall be delivered by hand, registered mail or courier with confirmation receipt, addressed as follows:

To Seller:	Copy thereof to be remitted to:
São Martinho S.A. Rua Geraldo Flausino Gomes, 61 São Paulo - SP Email: Attn: Mr. Fabio Venturelli Mr. Elias Eduardo R. Georges	L.O. Baptista, Schmidt, Valois, Miranda, Ferreira & Agel Av. Paulista, 1.294, 8º andar, Bela Vista 01310-100, São Paulo, SP, Brazil Email: Attn.: Daniela Zaitz Kolar Roberta Thompson

To the Purchaser:	Copy thereof to be remitted to:
Amyris do Brasil Ltda. Rua James Clerk Maxwell, 315 Techno Park – Campinas – SP - Brazil Email: ; Attn: Mr. Paulo Diniz and Eduardo Loosli	Amyris do Brasil Ltda. Rua James Clerk Maxwell, 315 Techno Park – Campinas – SP - Brazil Email: Attn: Mr. Anderson Fernandes

To ABI:	Copy thereof to be remitted to:
Amyris Inc. 5885 Hollis Street, Suite 100, Emeryville CA – USA Email: Attn: Mr. John Mello

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To the Company:	Copy thereof to be remitted to:
SMA Indústria Química S.A. Rua James Clerk Maxwell, 315 Techno Park – Campinas – SP - Brazil Email: Attn: Mr. Paulo Diniz and Eduardo Loosli	Amyris do Brasil Ltda. Rua James Clerk Maxwell, 315 Techno Park – Campinas – SP - Brazil Email: Attn: Mr. Anderson Fernandes

11.1.1. The Parties further agree that on the same date of remittance by hand, registered mail or courier of any such notice or communication, a copy thereof shall be sent by e-mail to the relevant addressee(s), as per the e-mail addresses above, provided, however, that such email transmission shall not substitute the remittance by hand, registered mail or courier and shall therefore, standing alone, not be deemed as proper notice.

11.1.2. Without detriment to Section 11.1.1 any and all notice or communication exchanged hereunder shall be deemed as received by the relevant addressee upon receipt of the hard copy thereof (as delivered by hand, registered mail or courier.

11.1.3. Any Party may, on five (5) days’ notice given in accordance with this Section 11.1 to the other Parties, designate another address or Person for receipt of notices hereunder.

11.2. Amendments. This Agreement may only be amended upon formalization, in writing, of an instrument duly signed by the Parties, the Company and ABI.

11.3. No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties, Company and ABI, and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person. No term, provision, covenant or restriction of this Agreement shall confer upon any other person or entity any claim, cause of action, remedy or other right whatsoever.

11.4. Specific Enforcement. The Parties, the Company and ABI each acknowledge and agree that, except as otherwise provided, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties, the Company and ABI shall be entitled to provisional relief to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to the reimbursement of Losses or any other remedy to which they may be entitled by Law.

11.5. Severability. If any term, provision, covenant or restriction of this Agreement is held to be illegal, invalid, void or unenforceable in any aspect, such term, provision, covenant or restriction shall be negotiated in bona fide by the Parties, the Company and ABI and amended only to the extent necessary to be enforceable consistent with the Parties’, Company’s and ABI’s intent. The remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

11.6. Assignment; Binding Effect. This Agreement is binding on, inures to the benefit of, and is enforceable by each of the Parties, the Company and ABI and their respective heirs, successors and assigns of all kinds. Neither this Agreement nor any of the rights and obligations hereunder may be assigned to third parties unless expressly permitted under this Agreement or with the prior, written consent of the other Party and/or ABI. Any attempted assignment or transfer without the prior written consent of the other Party or ABI shall be null and without effect.

11.7 Waivers, Delays, Omissions and Failures. No waiver by any Party of any breach or default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay, omission or failure of any Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

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11.8 Costs, Expenses and Taxes. Except as otherwise provided for in this Agreement, each party to this Agreement (including the Company and ABI) shall be exclusively liable for the payment of any taxes in connection with the consummation of the transactions contemplated by this Agreement and shall bear its own fees and expenses (including fees, filing, and registration fees, expenses of its attorneys, financial advisers, auditors and other consultants) in connection with the negotiation, preparation, execution and carrying into effect of this Agreement and the Transaction Agreements.

11.9. Survival. The covenants of the Parties contained or provided pursuant to this Agreement, and the obligation of the Parties to indemnify according to Section 7 above shall survive the execution of this Agreement and, except as otherwise agreed herein, shall remain in full force and effect.

11.10. Counterparts. This Agreement shall be executed in three (3) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each signatory hereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

[Intentionally left blank]

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(Signature page of the Share Purchase and Sale Agreement entered on August 31, 2015 by and between São Martinho S.A., Amyris Brasil Ltda., Amyris Inc and SMA Indústria Química S.A.)

Seller:

SÃO MARTINHO S.A.

/s/ ILLEGIBLE            /s/ ILLEGIBLE

Purchaser:

AMYRIS BRASIL LTDA.

/s/ Erica Baumgartner               /s/ Giani Ming Valent

Intervening Consenting Parties:

AMYRIS INC.

/s/ John Melo

SMA INDÚSTRIA QUÍMICA S.A.

/s/ ILLEGIBLE              /s/ ILLEGIBLE

Witness:

1.	/s/ Mayara Muniz de Freitas		2.	/s/ Marina Muniz Giacio
	Name:	Mayara Muniz de Freitas		Name:	Marina Muniz Giacio
	ID			ID

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